Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (333-286235) of our report dated April 26, 2024, relating to the consolidated financial statements of Yueda Digital Holding, formerly known as AirNet Technology Inc., for the year ended December 31, 2023, appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Audit Alliance LLP

Singapore

April 30, 2026